SCHEDULE 14C
INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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GREENSHIFT CORPORATION
(Name of Registrant as Specified In Its Charter)

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GREENSHIFT CORPORATION
One Penn Plaza, Suite 1612
New York, New York 10119

INFORMATION STATEMENT

To the Holders of Our Voting Stock:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of GreenShift Corporation have given their written consent to a resolution adopted by the Board of Directors of GreenShift to amend the certificate of incorporation of GreenShift so as to increase the number of shares of authorized common stock from 10,000,000,000 shares to 20,000,000,000 shares.  We anticipate that this Information Statement will be mailed on March 9, 2010 to shareholders of record.  On or after March 29, 2010, the amendment to the Certificate of Incorporation will be filed with the Delaware Secretary of State and become effective.

The Board of Directors approved the amendment in order to comply with GreenShift’s agreements with its senior creditor, YA Global Investments, L.P. (“YA Global”).  The convertible debt instruments held by YA Global require that GreenShift maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by GreenShift to YA Global. The Board of Directors anticipates that in the near future GreenShift will have no shares available for issuance upon conversion and will therefore be in default of those debt instruments.  Although GreenShift’s ambition is to satisfy its debt to YA Global in cash deriving from one or more potential future financing transactions, it is necessary that this default be cured in the meantime.

Delaware corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, GreenShift will not hold a meeting of its shareholders to consider or vote upon the proposed amendment to GreenShift’s certificate of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.
YOU ARE REQUESTED NOT TO SEND US A PROXY.

March 9, 2010	KEVIN KREISLER, Chief Executive Officer

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on February 12, 2010 (the “Record Date”).  The table below lists the authorized voting stock as of the Record Date, the number of shares of each class that were outstanding on the Record Date, and the voting power of each class. Each share of common stock is entitled to one vote.  Each share of Series B Preferred Stock is entitled to 25 votes.  The holder of the Series D shares are entitled to a portion of the aggregate voting power equal to 80% multiplied by a fraction, the numerator of which is the number of outstanding Series D shares and the denominator of which is 1,000,000.

Security	Authorized	Outstanding	Voting Power
Common Stock	10,000,000,000	7,950,481,840	7,950,481,840
Series B Preferred Stock	2,865,333	2,519,219	62,980,475
Series D Preferred Stock	1,000,000	791,459	25,171,225,505
			33,184,687,820

The following table sets forth information regarding the voting stock beneficially owned by any person who, to our knowledge, owned beneficially more than 5% of any class of voting stock as of February 12, 2010.

Name and Address(1) Of Beneficial Owner	Common	% of Class	Series B Preferred	% of Class	Series D Preferred	% of Class	Percentage of Voting Power
Kevin Kreisler(2)	1,486,391	0.019%	--	--	791,459	100%	63.32%
David Winsness(3)	976,667	0.012%	360,933	12.45%	--	--	0.030%
Greg Barlage(3)	1,088,043	0.014%	356,478	12.30%	--	--	0.030%
Ed Carroll(3)	1,670,435	0.021%	393,183	13.56%	--	--	0.035%
Richard Krablin (3)	585,217	0.007%	376,183	12.99%	--	--	0.030%
Officers and Directors as a Group (5 persons)	5,806,753	0.073%	1,487,186	51.30%	791,459	100%	63.45%

(1)	The address of each shareholder is c/o GreenShift Corporation, One Penn Plaza, Suite 1612, New York, NY 10119.

(2)	All shares listed for Mr. Kreisler are owned of record by Viridis Capital, LLC, of which Mr. Kreisler is the sole member.

(3)	Shares of Company Series B Preferred Stock are convertible at the fixed rate of 1 Series B Share to 25 Company common shares.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED COMMON STOCK

On February 12, 2010, GreenShift’s Board of Directors approved an amendment to GreenShift’s Certificate of Incorporation to increase the authorized common stock from 10 billion to 20 billion shares.  The Board approved the amendment in order to comply with GreenShift’s agreements with its senior creditor, YA Global Investments, L.P. (“YA Global”).  The convertible debt instruments held by YA Global require that GreenShift maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by GreenShift to YA Global.

On February 12, 2010, the holder of a majority of the voting power of the outstanding voting stock gave its written consent to the amendment.  The amendment will be filed and become effective approximately twenty days after this Information Statement is mailed to the shareholders.

At the February 12, 2010 Record Date, 7,950,481,840 of the currently authorized 10,000,000,000 common shares are issued and outstanding.  During the past six months, the holders of GreenShift’s outstanding convertible debentures have converted into more than 7 billion shares of common stock.  The Board of Directors anticipates that conversions will continue, and that the full 10,000,000,000 authorized shares will be outstanding in the foreseeable future.  The effect of the amendment will be to increase the number of authorized shares of common stock, $0.0001 par value, from 10,000,000,000 to 20,000,000,000.

The Board of Directors and the majority shareholder have approved the increase in authorized common stock in order to provide GreenShift with flexibility in pursuing its long-term business objectives.  The primary reason for the increase is the requirement contained in GreenShift’s agreements with YA Global to maintain a sufficient number of shares of authorized common stock to enable conversion of debt issued by GreenShift to YA Global. Additional reasons for the increase include:

➢
Management plans in the future to pursue opportunities to obtain the capital in order to fully implement GreenShift’s business plan.  A reserve of both common and preferred shares available for issuance from time-to-time will enable GreenShift to entertain a broad variety of financing proposals.

➢
Management may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel.

➢	There are additional outstanding debentures issued by GreenShift that are convertible, at the instance of the debt-holders, into GreenShift common stock.

Management has not entered into any commitment to issue any shares except upon conversion of the outstanding debentures.  The following table shows the derivative securities currently outstanding that may result in the issuance of more than 1,000,000 common shares:

Derivative Security	Creditor	Issue Date	Original Principal	Outstanding Principal	Shares Issuable
A&R Convertible Debenture	YA Global Investments, L.P.	12/9/2009	$42,727,603	$42,110,876	116,974,655,555	(1)
Related Party Debenture	Minority Interest Fund (II), LLC	12/31/2008	$4,706,143	$4,706,143	13,072,619,444	(2)
Options		Various		–	996,629	(3)
					130,047,275,000
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(1)
The principal amount and accrued interest on the A&R Convertible Debentures issued to YA  Global Investments, L.P. (“YA Global”), are convertible by the holder into common stock at a conversion rate equal to 90% of the average closing market price of the Company’s common stock for the 20 days prior to conversion.  The A&R Convertible Debentures accrue interest at 6% per annum and are due March 31, 2011. At a conversion rate of $0.0004 on February 11, 2010, the A&R Convertible Debentures could be converted into 116,974,655,555 common shares.

(2)
The principal amount and accrued interest on the unsecured Related Party Debenture issued to Minority Interest Fund (II), LLC (“MIF”), is convertible by the holder into common stock at a conversion rate equal to 90% of the average closing market price of the Company’s common stock for the 20 days prior to conversion. The Related Party Debenture accrues interest at 20% per annum and is due December 31, 2010. The Related Party Debenture includes a number of debentures issued between December 31, 2008 and January 30, 2009. At a conversion rate of $0.0004 on February 11, 2010, the Related Party  Debentures could be converted into 13,072,619,444 common shares.

(3)	There are employee stock options that were issued and unexercised for 996,629 shares with a weighted average exercise price of $5.00.

All of the foregoing derivative securities are currently exercisable, and the notes and debentures will remain exercisable until satisfied.  In the event that any of the foregoing derivative securities were converted or exercised, GreenShift would not be able to issue the requisite common stock, and would be in default, unless the number of authorized common shares is increased.  Conversion of those debentures would improve GreenShift’s balance sheet by reducing its debt to equity ratio, and increase its ability to obtain future financing.  However, conversion would also dilute the interest of current shareholders in the equity in GreenShift.  The additional authorized common stock is necessary to accommodate those conversions, should they occur.

The amendment of the Certificate of Incorporation will increase the number of common shares available for issuance by the Board of Directors from 2,049,518,160 to 12,049,518,160.  The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of GreenShift’s shareholders.  Delaware law requires that the Board use its reasonable business judgment to assure that GreenShift obtains “fair value” when it issues shares. Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in GreenShift.  The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the current market value of GreenShift common stock.

The amendment of the Certificate of Incorporation is not being done for the purpose of impeding any takeover attempt, and Management is not aware of any person who is acquiring or plans to acquire control of GreenShift.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of GreenShift.  In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make GreenShift unattractive to the party seeking control of GreenShift.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

No Dissenters Rights

Under Delaware law, shareholders are not entitled to dissenters’ rights with respect to the amendment of the Certificate of Incorporation to increase the authorized capital stock.

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